UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of Report (or Date of Earliest Event Reported): July 15, 2005

Trinsic, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	000-28467 (Commission File Number)	59-3501119 (I.R.S. Employer Identification Number)

601 South Harbour Island Boulevard, Suite 220
Tampa, Florida 33602
(Address of Principal Executive Offices)
(813) 273-6261
(Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On July 15, 2005, we entered into an Exchange and Purchase Agreement with The 1818 Fund III, L.P. (the “Fund”). The Fund, our largest shareholder, is one of a family of funds managed by Brown Brothers Harriman & Co. In the Exchange and Purchase Agreement, we agreed to issue to the Fund 24,084.769 shares of Series H Convertible Preferred Stock in exchange for all (approximately $21.5 million) outstanding indebtedness (including principal, interest and premium) owing to the Fund under a promissory note due in March 2006 and $2.5 million in cash. We consummated the exchange and purchase immediately after executing the agreement. The promissory note had been delivered to the Fund pursuant to a Standby Credit Facility Agreement, dated August 24, 2005 and amended May 24, 2005. A copy of the Exchange and Purchase Agreement is set forth as Exhibit A to this form 8-K.

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01 above. On July 15, 2005, we sold 24,084.769 shares of our Series H Convertible Preferred Stock in exchange for all (approximately $21.5 million) outstanding indebtedness (including principal, interest and premium) owing to the Fund under a promissory note due in March 2006 and $2.5 million in cash. We sold the Series H Convertible Preferred Stock in private placement pursuant to the exemption from registration afforded by Section 4(2) of the Securities Act of 1933. The Series H Convertible Preferred Stock is mandatorily convertible into common stock under certain circumstances. The terms and conditions of conversion are set forth in the “Certificate of Designation of Convertible Preferred Stock, Series H” described in Item 5.03 below.

Section 4 – Matters Relating to Accountants and Financial Statements

Item 4.01 Changes in Registrant’s Certifying Accountant.

On July 15, 2005, at the direction of the Audit Committee of our Board of Directors, we engaged Carr Riggs & Ingram LLC as the principal accountant to audit our financial statements. Carr Riggs & Ingram LLC is a large regional accounting firm headquartered in Alabama. It ranks among the top 50 accounting firms in the United States. During the years ended December 31, 2004 and 2003 and through June 30, 2005, we did not consult Carr Riggs & Ingram LLC on any matter described in Item 304(a)(2) of Regulation S-K. We have requested that Carr Riggs & Ingram LLC review the disclosures contained in this report and have given the firm the opportunity to furnish us with a letter addressed to the Commission containing any new information, clarification or disagreements as to the statements we have made.

Section 5 – Corporate Governance and Management

Item 5.03 Amendments to Articles of Incorporation.

On July 15, 2005, we amended our Certificate of Incorporation to create a series of preferred stock designated as Convertible Preferred Stock, Series H. The amendment was adopted by our Board of Directors pursuant to authority set forth in our Certificate of Incorporation. The designation and number of shares and the voting powers, preferences and relative, participating, optional and other special rights of the Series H Convertible Preferred Stock, and the qualifications, limitations and restrictions thereof, are set forth in Certificate of Designation of Convertible Preferred Stock, Series H, a copy of which is included as Exhibit B to this Form 8-K. The Certificate of Designation authorizes 37,000 shares Series H Convertible Preferred Stock.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

The following exhibits are included with this Form 8-K:

Exhibit A	Exchange and Purchase Agreement

Exhibit B	Certificate of Designation of Convertible Preferred Stock, Series H

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 19, 2005.

TRINSIC, INC.

BY:	/s/ Horace J. Davis, III

Name:	Horace J. Davis, III
Title:	Chief Executive Officer

A signed original of this Form 8-K has been provided to Trinsic, Inc. and will be retained by Trinsic, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.